Exhibit 99.1

Contact:
Amy Figueroa or Jay Carlson
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS FIRST QUARTER FISCAL YEAR 2012
FINANCIAL RESULTS AND RECENT DEVELOPMENTS

-- Enrollment Complete in Randomized Phase II Non-Small Cell Lung Cancer Trial, Advancing Three Phase II Programs in Oncology and HCV Infection --

TUSTIN, Calif., September 9, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced financial results for the first quarter of fiscal year (FY) 2012 ended July 31, 2011 and provided an update on its advancing clinical pipeline and other corporate developments.

“Over the last quarter we have reported promising median overall survival from two prior Phase II oncology trials and completed patient enrollment in the first of our four ongoing randomized Phase II trials for bavituximab. While we build toward multiple data reports over the coming year, we are encouraged by the consistency of each positive data point from our earlier Phase II clinical studies, reinforcing our optimism in bavituximab’s potential in multiple oncology settings and for Cotara in GBM to make a real difference in the lives of our patients.  We look forward to additional data points ahead as we continue to advance these two programs,” said Steven W. King, president and chief executive officer of Peregrine. “In order to strengthen our cash position as we continue advancing our clinical pipeline, we raised over $9 million in gross proceeds since the end of the quarter, including $7 million from three institutional investors.  Additionally, we continue to generate contract manufacturing revenue from our biomanufacturing subsidiary Avid Bioservices, and are increasing our guidance from $8.5 million to between $10 and $12 million for fiscal year 2012.  As we execute our strategies to advance bavituximab for multiple cancer and viral disease indications and define a registrational path for our brain cancer therapy Cotara, we are gearing up for important clinical data and regulatory meeting milestones later this year and into next year.”

Clinical Program Update

Bavituximab Clinical Trials
In four ongoing randomized Phase II trials, Peregrine is evaluating bavituximab’s broad therapeutic potential in non-small cell lung cancer, pancreatic cancer, and hepatitis C virus (HCV) infections.  Bavituximab is a first-in-class monoclonal antibody that targets the highly immunosuppressive molecule phosphatidylserine (PS), enabling the immune system to recognize and fight cancer and viral infections.

•
Phase II second-line non-small cell lung cancer (NSCLC) trial evaluating bavituximab plus docetaxel versus docetaxel plus placebo.  Peregrine expects to complete enrollment of up to 120 patients early in the fourth quarter of this year.  The primary endpoint for this study is overall response rate and these data are expected to be unblinded in the first half of 2012.  Secondary endpoints include median overall survival (OS) and median progression-free survival (PFS).

•
Phase II front-line NSCLC trial evaluating bavituximab with carboplatin and paclitaxel versus carboplatin and paclitaxel.  Peregrine has completed enrollment of up to 86 patients and expects to report interim data by the end of this year.

•	Phase II pancreatic cancer trial evaluating bavituximab with gemcitabine versus gemcitabine alone is currently enrolling up to 70 patients with previously untreated stage IV pancreatic cancer.

•
Phase II trial in 66 patients with previously untreated genotype-1 hepatitis C virus (HCV) infection, Peregrine is measuring the early virologic response (EVR) rate after 12 weeks of therapy with bavituximab in combination with ribavirin versus standard of care, pegylated interferon alpha 2a and ribavirin.  Peregrine expects to complete patient enrollment by the end of the third quarter and report primary endpoint, EVR, data in late 2011 or early 2012.

Peregrine recently reported encouraging 20.7 month median overall survival (OS) from a prior single-arm Phase II trial evaluating bavituximab in combination with docetaxel in patients with locally advanced or metastatic breast cancer.  In a separate published study included in the docetaxel package insert, median OS was 11.4 months for metastatic breast cancer patients treated with docetaxel alone.

To further evaluate bavituximab’s broad potential in additional oncology indications and therapeutic combinations, Peregrine’s investigator-sponsored trials (IST) program has four currently enrolling clinical trials.
•	Phase I/II trial evaluating bavituximab combined with sorafenib in approximately 50 patients with advanced liver cancer. This IST is being conducted at University of Texas Southwestern Medical Center.

•
Phase I/II trial evaluating bavituximab combined with cabazitaxel in 31 patients with second-line castration resistant prostate cancer (CRPC). This IST is being conducted at the University of California, Irvine.

•	Phase Ib trial evaluating bavituximab combined with pemetrexed and carboplatin in up to 25 front-line NSCLC patients. This IST is being conducted at the University of North Carolina at Chapel Hill.

•	Phase I trial evaluating bavituximab combined with paclitaxel in patients with HER2-negative metastatic breast cancer. This IST is being conducted at the Arizona Cancer Center at UMC North.

Cotara® Phase II Brain Cancer Program
Cotara is a targeted monoclonal antibody linked to a radioisotope that is administered as a single-infusion treatment directly into the tumor, destroying the tumor from the inside out, with minimal exposure to healthy tissue. Peregrine plans to meet with the FDA in the fourth quarter of 2011 to determine the optimal registration pathway for Cotara.  Peregrine previously reported promising interim OS data of 8.8 months (38 weeks) from its Phase II trial treating 41 patients with recurrent glioblastoma multiforme (GBM) with a single infusion of Cotara.

For more information on Peregrine’s clinical trials, please visit http://www.peregrinetrials.com.

Financial Results
Total revenues for the first quarter of FY 2012 were $5,655,000, an increase of 76% compared to $3,209,000 for the same quarter of the prior fiscal year.  This increase was primarily attributed to the recognition of contract manufacturing revenue from Peregrine’s subsidiary Avid Bioservices.

Contract manufacturing revenues from Avid’s clinical and commercial biomanufacturing services provided to its third-party clients were $5,439,000 for the first quarter of FY 2012, compared to $983,000 for the same quarter of the prior fiscal year.  Peregrine has increased its guidance for contract manufacturing revenues for fiscal year 2012 to be between $10 and $12 million, compared to guidance of $8.5 million previously.  In addition to providing biomanufacturing services to its clients, Avid will continue to utilize available capacity and resources to continue its preparation for later-stage clinical development and potential commercialization of bavituximab and Cotara.

Total costs and expenses in the first quarter of FY 2012 were $13,706,000, compared to $10,721,000 in the first quarter of FY 2011.  This increase primarily was attributable to higher research and development costs to support Peregrine’s advancing randomized Phase II clinical trials for bavituximab and higher general and administrative expenses needed to support later-stage clinical development.  For the first quarter FY 2012, research and development expenses were $7,760,000, compared to $7,067,000 for the first quarter of FY 2011.

Peregrine’s consolidated net loss was $8,092,000, or $0.11 per share, for the first quarter of FY 2012, compared to a net loss of $7,695,000 or $0.14 per share, for the same quarter of the prior year.

Peregrine reported $16,540,000 in cash and cash equivalents at July 31, 2011, compared to $23,075,000 at April 30, 2011 and $17,983,000 at July 31, 2010.  Subsequent to July 31, 2011, Peregrine has raised over $9 million in gross proceeds, including $7 million raised in a registered direct offering to three institutional investors.

More detailed financial information and analysis may be found in Peregrine’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Conference Call
Peregrine will host a conference call and webcast today, September 9, 2011, at 11:30 AM EDT (8:30 AM PDT).

•	To listen to the live webcast or access the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm.

•
To listen to the conference call, please call (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call.  A replay of the call will be available starting approximately two hours after the conclusion of the call through September 23, 2011 by calling (855) 859-2056 or (404) 537-3406 and using passcode 93521214.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in clinical trial patient enrollment, the risk that the results of the Phase II clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase II trials, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2011 and quarterly report on Form 10-Q for the quarter ended July 31, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	July 31, 2011	July 31, 2010
	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$5,439,000	$983,000
Government contract revenue	-	2,111,000
License revenue	216,000	115,000
Total revenues	5,655,000	3,209,000

COSTS AND EXPENSES:
Cost of contract manufacturing	3,017,000	1,156,000
Research and development	7,760,000	7,067,000
Selling, general and administrative	2,929,000	2,498,000
Total costs and expenses	13,706,000	10,721,000

LOSS FROM OPERATIONS	(8,051,000)	(7,512,000)

OTHER INCOME (EXPENSE):
Interest and other income	13,000	18,000
Interest and other expense	(54,000)	(201,000)

NET LOSS	$(8,092,000)	$(7,695,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING Basic and diluted	70,656,568	54,357,574

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.11)	$(0.14)

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JULY 31, 2011	APRIL 30, 2011
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,540,000	$23,075,000
Trade and other receivables, net	1,087,000	1,389,000
Government contract receivables	-	93,000
Inventories, net	4,481,000	5,284,000
Prepaid expenses and other current assets, net	853,000	974,000
Total current assets	22,961,000	30,815,000
Property, net	2,441,000	2,209,000
Other assets	1,613,000	1,742,000
TOTAL ASSETS	$27,015,000	$34,766,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,959,000	$4,046,000
Accrued clinical trial and related fees	2,786,000	2,292,000
Accrued payroll and related costs	1,532,000	1,455,000
Notes payable, current portion and net of discount	829,000	1,321,000
Deferred revenue	4,145,000	5,617,000
Customer deposits	289,000	1,759,000
Other current liabilities	1,253,000	1,189,000
Total current liabilities	13,793,000	17,679,000
Deferred revenue	554,000	632,000
Other long-term liabilities	871,000	1,037,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 71,749,718 and 69,837,142, respectively	72,000	70,000
Additional paid-in capital	315,822,000	311,353,000
Accumulated deficit	(304,097,000)	(296,005,000)
Total stockholders’ equity	11,797,000	15,418,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,015,000	$34,766,000

# # # #